Exhibit 99.1

FOR IMMEDIATE RELEASE:

GENCOR RELEASES FISCAL YEAR AND FOURTH QUARTER 2010 RESULTS

December 22, 2010 (PRIME NEWSWIRE) - Gencor Industries, Inc., (NASDAQ:GENC) announced today results of operations for fiscal year ended September 30, 2010, reporting net income of $3.0 million ($.31 per diluted share), compared to a net loss of $2.6 million (a negative $.27 per diluted share) for the year ended September 30, 2009. Net revenue for the year ended September 30, 2010 was $55.6 million compared to $56.8 million for the prior year. The loss from operations for the year ended September 30, 2010 was $3.0 million, compared to an operating loss of $4.8 million for the prior year.

Net income for the three months ended September 30, 2010 was $2.1 million ($.22 per diluted share) compared to a net loss of $1.2 million (a negative $.12 per diluted share) for the three months ended September 30, 2009. Net revenue for the three months ended September 30, 2010 was $7.8 million, compared to $10.4 million from the three months ended September 30, 2009. The loss from operations for the three months ended September 30, 2010 was $2.9 million, compared to an operating loss of $4.1 million for the three months ended September 30, 2009. The fourth quarter of 2009 includes a $1.7 million negative adjustment to the carrying value of inventory and additions to reserves of $.9 million.

E.J. Elliott, Gencor’s Chairman, stated, “The road building industry in the United States continued to languish in 2010 under the current economic conditions and lack of funding both at the federal and state government levels. There has been no concerted effort by Congress and the current administration towards renewal of the traditional 6 year Highway Bill. This lack of a multi-year bill, combined with the downturn in the economy, have resulted in decreased revenues for the quarter and year ended September 30, 2010, and under these conditions, sales opportunities that do arise are subject to severe competition and lower margins.”

Mr. Elliott went on to say, “We continue to review our internal processes and related cost structure, taking all action as necessary to preserve our strong balance sheet in light of the current economic downturn. In the long term, our strategy to continue investing in product engineering and development, and to focus on high quality products and superior customer service will strengthen our market position. We also continue to evaluate opportunities to expand our existing businesses, either through organic growth, or acquisition opportunities.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2009: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons
Corporate Secretary,
407-290-6000